As filed with the Securities and Exchange Commission on February 4, 2022

Registration No. [_______]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINWISE BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	83-0356689 (IRS Employer Identification No.)

756 East Winchester, Suite 100 Murray, Utah (Address of Principal Executive Offices)	84107 (Zip Code)

All West Bancorporation 2016 Stock Option Plan
All West Bancorporation 2019 Stock Option Plan
Non-qualified Stock Option Agreement with Javvis Jacobson
Non-qualified Stock Option Agreement with Jim Noone
Non-qualified Stock Option Agreement with Kent Landvatter
Non-qualified Stock Option Agreement with Fred Healey for 2020 service
Non-qualified Stock Option Agreement with Fred Healey for 2021 service
Non-qualified Stock Option Agreement with Howard Reynolds for 2020 service
Non-qualified Stock Option Agreement with Howard Reynolds for 2021 service
Non-qualified Stock Option Agreement with Jerry Cunningham for 2020 service
Non-qualified Stock Option Agreement with Jerry Cunningham for 2021 service
Non-qualified Stock Option Agreement with Tom Gibson for 2020 service
Non-qualified Stock Option Agreement with Tom Gibson for 2021 service
Non-qualified Stock Option Agreement with Jim Giordano for 2020 service
Non-qualified Stock Option Agreement with Jim Giordano for 2021 service
Non-qualified Stock Option Agreement with Jeana Hutchings for 2020 service
Non-qualified Stock Option Agreement with Jeana Hutchings for 2021 service
Non-qualified Stock Option Agreement with Lisa Chapman for 2020 service
Non-qualified Stock Option Agreement with Lisa Chapman for 2021 service

(Full Title of the Plans)

Kent Landvatter
President and Chief Executive Officer
FinWise Bancorp
756 East Winchester, Suite 100
Murray, UT, 84107
(801) 501-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter G. Smith, Esq.
Terrence Shen, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
(212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 & 2.	Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information for each of the All West Bancorporation 2016 Stock Option Plan, the All West Bancorporation 2019 Stock Option Plan, the Non-qualified Stock Option Agreements with each of Javvis Jacobson, Jim Noone and Kent Landvatter, the Non-qualified Stock Option Agreements (for 2020 service) with each of Fred Healey, Howard Reynolds, Jerry Cunningham, Tom Gibson, Jim Giordano, Jeana Hutchings and Lisa Chapman and the Non-qualified Stock Option Agreements (for 2021 service) with each of Fred Healey, Howard Reynolds, Jerry Cunningham, Tom Gibson, Jim Giordano, Jeana Hutchings and Lisa Chapman (collectively, the “Plans”) specified by Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act in reliance on Rule 428 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed by FinWise Bancorp (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)
The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on November 19, 2021, relating to the registration statement on Form S-1, as amended (File No. 333-257929), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)
The description of the Registrant’s common stock (“Common Stock”) contained in the Registrant’s Form 8-A (File No. 001-40721), as filed with the SEC on August 9, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant, where applicable, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1935, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02, 7.01 and 9.01 of Form 8-K unless such Form 8-K expressly provides to the contrary), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Utah corporation and subject to the provisions of the Utah Revised Business Corporation Act (Section 16-10a-101 et seq.), which includes provisions related to indemnification of directors and officers.  The Utah Revised Business Corporation Act provides, in pertinent part, as follows:

Except as otherwise provided in the Utah Revised Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director of the corporation against liability incurred in the proceeding if:

●	His conduct was in good faith; and

●	He reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests; and

●	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

However, a corporation may not indemnify a director in connection with either:

●	A proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation.

●
Any other proceeding charging that the director derived an improper personal benefit (whether or not the proceeding involved action in the director’s official capacity), in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.

A corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding in advance of a final disposition if:

●	The director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902 of the Utah Code; and

●
The director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

●	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A corporation must indemnify a director who was successful in the defense of any proceeding or claim to which the director was a party because of the director’s status as a director of the corporation against reasonable expenses incurred in defending the proceeding or claim for which the director was successful unless such indemnification is limited by the Corporation’s Articles of Incorporation.

Unless a corporation’s articles of incorporation provide otherwise:

●	An officer of a corporation is entitled to mandatory indemnification to the same extent as a director of the corporation.

●	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director.

●
A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than to a director. However, this must be consistent with public policy and provided for in the corporation’s articles of incorporation, bylaws, action of its board of directors, or contract.

Article VII of the Fourth Amended and Restated Articles of Incorporation of FinWise Bancorp, or the Company, sets forth the circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

Article X, Section 10.01 of the Company’s Amended and Restated Bylaws (the “Bylaws”) requires the Company to indemnify any person made a party in any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the Company as a director or officer of another corporation), against all expenses, liabilities or losses incurred by such indemnitee in connection with such proceeding to the fullest extent permitted by Utah law. If a director or officer of the Company has been successful on the merits in defense of any preceding, he is entitled to be indemnified against all costs, charges and expenses incurred by him. The Company is only required to indemnify such indemnitee if the proceeding was initiated by such indemnitee, upon authorization by the board of directors or if the indemnitee is successful on the merits in such proceeding. The right to be indemnified includes the right to be paid by the Company expenses incurred in defending any action in advance of its final disposition. The indemnity and advancements of expenses provided under the Bylaws do not preclude those seeking indemnification or advancement of expenses from other rights to which such persons are entitled. The right to indemnification conferred by Section 10.01(a) or Section 10.03(b) of the Bylaws may be applied retroactively to events occurred prior to the adoption of the Bylaws and may continue to exist after the rescission or restrictive modification of the Bylaws. Under Section 10.03(b) of the Bylaws, the Company is required to make all applicable indemnity payments unless a determination is made the board of directors, or in certain circumstances, independent legal counsel, that indemnification of the director or officer is not proper in the circumstances because he or she had not met the applicable standards of conduct under Utah law.

The Company intends to maintain general liability insurance to cover certain liabilities of its directors and certain officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption From Registration Claimed.

None.

Item 8.	Exhibits.

Exhibit Number	Description

3.1
Fourth Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)
4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 of the Corporation’s Form S-1 Registration Statement filed with the SEC on July 15, 2021) (File No. 333-257929)
4.2
All West Bancorporation 2016 Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)

4.3
All West Bancorporation 2019 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)

4.4
Form of Stock Option Agreement under the All West Bancorporation 2016 Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Corporation’s Form S-1 Registration Statement filed with the SEC on July 15, 2021) (File No. 333-257929)

4.5
Form of Stock Option Agreement under the All West Bancorporation 2019 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Corporation’s Form S-1 Registration Statement filed with the SEC on July 15, 2021) (File No. 333-257929)

4.6	Non-qualified Stock Option Agreement with Javvis Jacobson
4.7	Non-qualified Stock Option Agreement with Jim Noone
4.8	Non-qualified Stock Option Agreement with Kent Landvatter
4.9	Non-qualified Stock Option Agreement with Fred Healey for 2020 service
4.10	Non-qualified Stock Option Agreement with Fred Healey for 2021 service
4.11	Non-qualified Stock Option Agreement with Howard Reynolds for 2020 service
4.12	Non-qualified Stock Option Agreement with Howard Reynolds for 2021 service
4.13	Non-qualified Stock Option Agreement with Jerry Cunningham for 2020 service
4.14	Non-qualified Stock Option Agreement with Jerry Cunningham for 2021 service
4.15	Non-qualified Stock Option Agreement with Tom Gibson for 2020 service
4.16	Non-qualified Stock Option Agreement with Tom Gibson for 2021 service
4.17	Non-qualified Stock Option Agreement with Jim Giordano for 2020 service
4.18	Non-qualified Stock Option Agreement with Jim Giordano for 2021 service
4.10	Non-qualified Stock Option Agreement with Jeana Hutchings for 2020 service
4.20	Non-qualified Stock Option Agreement with Jeana Hutchings for 2021 service
4.21	Non-qualified Stock Option Agreement with Lisa Chapman for 2020 service
4.22	Non-qualified Stock Option Agreement with Lisa Chapman for 2021 service
5.1	Opinion of Kirton McConkie P.C. with respect to the legality of the securities being registered
23.1	Consent of Kirton McConkie P.C. (contained in their opinion, which is filed as Exhibit 5.1)
23.2	Consent of Moss Adams LLP
24.1	Power of Attorney (contained in the signature page hereto)
107	Filing Fees Exhibit

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1
Fourth Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)
4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 of the Corporation’s Form S-1 Registration Statement filed with the SEC on July 15, 2021) (File No. 333-257929)
4.2
All West Bancorporation 2016 Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)

4.3
All West Bancorporation 2019 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Form S-1/A Registration Statement filed with the SEC on July 30, 2021) (File No. 333-257929)

4.4
Form of Stock Option Agreement under the All West Bancorporation 2016 Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Corporation’s Form S-1 Registration Statement filed with the SEC on July 15, 2021) (File No. 333-257929)

4.5
Form of Stock Option Agreement under the All West Bancorporation 2019 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Corporation’s Form S-1 Registration Statement filed with the SEC on July 15, 2021) (File No. 333-257929)

4.6	Non-qualified Stock Option Agreement with Javvis Jacobson
4.7	Non-qualified Stock Option Agreement with Jim Noone
4.8	Non-qualified Stock Option Agreement with Kent Landvatter
4.9	Non-qualified Stock Option Agreement with Fred Healey for 2020 service
4.10	Non-qualified Stock Option Agreement with Fred Healey for 2021 service
4.11	Non-qualified Stock Option Agreement with Howard Reynolds for 2020 service
4.12	Non-qualified Stock Option Agreement with Howard Reynolds for 2021 service
4.13	Non-qualified Stock Option Agreement with Jerry Cunningham for 2020 service
4.14	Non-qualified Stock Option Agreement with Jerry Cunningham for 2021 service
4.15	Non-qualified Stock Option Agreement with Tom Gibson for 2020 service
4.16	Non-qualified Stock Option Agreement with Tom Gibson for 2021 service
4.17	Non-qualified Stock Option Agreement with Jim Giordano for 2020 service
4.18	Non-qualified Stock Option Agreement with Jim Giordano for 2021 service
4.19	Non-qualified Stock Option Agreement with Jeana Hutchings for 2020 service
4.20	Non-qualified Stock Option Agreement with Jeana Hutchings for 2021 service
4.21	Non-qualified Stock Option Agreement with Lisa Chapman for 2020 service
4.22	Non-qualified Stock Option Agreement with Lisa Chapman for 2021 service
5.1	Opinion of Kirton McConkie P.C. with respect to the legality of the securities being registered
23.1	Consent of Kirton McConkie P.C. (contained in their opinion, which is filed as Exhibit 5.1)
23.2	Consent of Moss Adams LLP
24.1	Power of Attorney (contained in the signature page hereto)
107	Filing Fees Exhibit

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FinWise Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Murray, State of Utah, on February 4, 2022.

FINWISE BANCORP:

By:	/s/ Kent Landvatter
Kent Landvatter
President and Chief Executive Officer

We, the undersigned directors and officers of FinWise Bancorp (the “Registrant”) hereby severally constitute and appoint Kent Landvatter and Javvis Jacobson, and each of them individually, with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said Kent Landvatter and Javvis Jacobson may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our named in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Kent Landvatter and Javvis Jacobson may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Kent Landvatter	President, Chief Executive Officer and	February 4, 2022
Kent Landvatter	Director (Principal Executive Officer)

/s/ Javvis Jacobson	Executive Vice President and Chief Financial Officer	February 4, 2022
Javvis Jacobson	(Principal Financial and Accounting Officer)

/s/ Russell F. Healey, Jr.	Chairman of the Board	February 4, 2022
Russell F. Healey, Jr.

/s/ Howard I. Reynolds	Vice Chairman of the Board	February 4, 2022
Howard I. Reynolds

/s/ James N. Giordano	Director	February 4, 2022
James N. Giordano

/s/ Thomas E. Gibson, Jr.	Director	February 4, 2022
Thomas E. Gibson, Jr.

/s/ Lisa Ann Nievaard	Director	February 4, 2022
Lisa Ann Nievaard

/s/ Jeana Hutchings	Director	February 4, 2022
Jeana Hutchings

/s/ Gerald E. Cunningham	Director	February 4, 2022
Gerald E. Cunningham